Exhibit 10.3

LOAN MODIFICATION AGREEMENT

Wachovia Bank, National Association

190 River Road

Summit, New Jersey 07901

(Hereinafter referred to as the “Bank”)

Cybex International, Inc.

10 Trotter Drive

Medway, MA 02053-2299

(Individually and collectively “Borrower”)

This Loan Modification Agreement (“Agreement”) is entered into on September 24, 2009, by and between Bank and Borrower.

This Agreement applies to a $7,000,000 loan dated July 30, 2007, a $3,000,000 loan dated March 25, 2008 and a $1,000,000 loan dated March 2, 2009 (collectively the “Loans”), as those Loans have been amended or modified from time to time. The terms “Loan Documents” and “Obligations,” as used in this Agreement are defined in the original notes (the “Notes”) executed in connection with the Loans.

Borrower has recently amended and modified its loans with RBS Citizens, National Association (“RBS Citizens”) and has requested that the Bank modify and amend its Loan Documents so that some of the financial covenants, terms, and conditions of the Loan Documents are consistent with the RBS Citizens loan documents (the “RBS Citizens Loan Documents”).

Bank has agreed to amend and modify the Loans, Notes and Loan Documents in accordance with the terms and conditions of this Agreement. Other than as modified in this Agreement, all of the terms and conditions of the Notes, Loans and Loan Documents will remain in full force and effect, as same have been modified and amended and to the extent not inconsistent with this Agreement.

The Notes and Loan Documents are modified and amended so that the following terms and conditions are incorporated into the Loan Documents and will be binding upon the Borrower from the date hereof and will be applicable to the Loan:

1. Leverage Ratio. At all times, the Borrower’s Leverage Ratio shall not exceed 1.25 to 1.0. This covenant is to be tested quarterly, with the first test as of September 26, 2009. As used herein, “Leverage Ratio” shall mean, for any applicable period of computation, the ratio of the following for the Borrower and its subsidiaries on a consolidated basis determined in accordance with GAAP: (a) Total Liabilities of the Borrower and its subsidiaries as of the end of such period to (b) Tangible Net Worth as of the date of the end of such period.

2. Minimum Debt Service Coverage. At all times, the Borrower shall generate a minimum Debt Service Coverage Ratio of 1.20x. The Debt Service Coverage Ratio shall be established by taking the Borrower’s EBITDA, less unfinanced capital expenditures, less dividends paid, divided by interest expense, plus regularly scheduled payments of principal paid on Indebtedness plus cash taxes for the period in question. This covenant is to be tested quarterly, with the first test as of June 26, 2010, on a trailing twelve (12) month basis. The Borrower and the Bank have agreed to suspend the requirement of the Borrower’s compliance with this Debt Service Coverage Ratio covenant for the testing periods ending September 26, 2009, December 31, 2009, and March 27, 2010; provided however, that this suspension of the Debt Service Coverage Ratio covenant is granted on a one time basis, shall not apply to any subsequent period, and shall not result in an obligation of the Bank to grant any additional suspensions or waivers in the future. For purposes of measuring the Debt Service Coverage Ratio, the payment of a one-time “bullet” payment to the Bank in the amount of $1,000,000.00 due in December 2009 shall be excluded from the calculation of “regularly scheduled payments of principal paid on Indebtedness.”

3. Consolidated EBITDA. Commencing with the fiscal quarter ending September 26, 2009, and measured quarterly as of the final day of each fiscal quarter thereafter for the cumulative periods as set forth below, the Borrower shall not permit the EBITDA to be less than the following:

Cumulative Period:	Minimum EBITDA
3 Months ending September 26, 2009	Not less than $0.00
6 months ending December 31, 2009	$2,500,000.00
9 months ending March 27, 2010	$3,500,000.00

4. Effect Upon Existing Covenants. The financial covenants set forth in paragraphs 1 through 3 above are in substitution and replacement in full of the Minimum Debt Service Coverage and Leverage Ratio financial covenants set forth in Loan Documents

5. Maximum Capital Expenditures. The Borrower, will not permit, directly or indirectly, its aggregate Capital Expenditures for the purchase, fabrication, lease (capital leases), or creation of fixed assets to exceed the amount of $2,000,000 for the twelve (12) month period ending June 26, 2010.

6. For the purpose of determining the above financial covenants the following definitions will apply:

Total Liabilities means, total Indebtedness as determined by GAAP.

Intangible Assets means assets that in accordance with GAAP are properly classifiable as intangible assets, including, but not limited to, goodwill, franchises, licenses, patents, trademarks, trade names and copyrights.

Indebtedness means all obligations that in accordance with GAAP should be classified as liabilities upon a balance sheet.

Total Assets means, total assets as determined by GAAP.

Tangible Net Worth means, as of the applicable measurement date, Total Assets minus the sum of: (i) Intangible Assets, and (ii) Total Liabilities.

The definition of “EBITDA” included in the Loan Documents is modified to add back to the earnings of the Borrower any non-cash charges for stock based compensation, to the extent deducted when calculating such earnings.

7. Cross-Default. Borrower and Bank agree that the failure by the Borrower to comply with any of the terms and conditions of the RBS Citizens Loan Documents, subject to any notice or cure periods included in the RBS Citizens Loan Documents, may, at the option of the Bank, result in a default under the Loan Documents.

8. The Borrower hereby certifies that: (a) all of its representations and warranties in the Loan Documents, as amended by this Agreement, are, except as may otherwise be stated in this Agreement: (i) true and correct as of the date of this Agreement, (ii) ratified and confirmed without condition as if made anew, and (iii) incorporated into this Agreement by reference, (b) other than the Financial Covenant default noted above, no other Event of Default or event which, with the passage of time or the giving of notice or both, would constitute an Event of Default, exists under any Loan Document which will not be cured by the execution and effectiveness of this Agreement, (c) no consent, approval, order or authorization of, or registration or filing with, any third party is required in connection with the execution, delivery and carrying out of this Agreement or, if required, has been obtained, and (d) this Agreement has been duly authorized, executed and delivered so that it constitutes the legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms. The Borrower confirms that the Obligations remain outstanding without defense, set off, counterclaim, discount or charge of any kind as of the date of this Agreement. Borrower does hereby release any and all claims, assertions or chose in action that it may have either now or in the future against Lender, this being a general and universal release of claims.

9. The Borrower hereby confirms that any collateral for the Obligations, including liens, security interests, mortgages, and pledges granted by the Borrower or third parties (if applicable), shall continue unimpaired and in full force and effect, and shall cover and secure all of the Borrower’s existing and future Obligations to the Bank, as modified by this Amendment.

10. This Amendment may be signed in any number of counterpart copies and by the parties to this Amendment on separate counterparts, but all such copies shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Amendment by facsimile transmission shall be effective as delivery of a manually executed counterpart. Any party so executing this Amendment by facsimile transmission shall promptly deliver a manually executed counterpart, provided that any failure to do so shall not affect the validity of the counterpart executed by facsimile transmission.

11. This Amendment has been delivered to and accepted by the Bank and will be deemed to be made in the State of New Jersey. This Amendment will be interpreted and the rights and liabilities of the parties hereto determined in accordance with the laws of the State of New Jersey, excluding its conflict of laws rules.

12. Except as amended hereby, the terms and provisions of the Loan Documents remain unchanged, are and shall remain in full force and effect unless and until modified or amended in writing in accordance with their terms, and are hereby ratified and confirmed.

Except as expressly provided herein, this Amendment shall not constitute an amendment, waiver, consent or release with respect to any provision of any Loan Document, a waiver of any default or Event of Default under any Loan Document, or a waiver or release of any of the Bank’s rights and remedies (all of which are hereby reserved).

13. Borrower shall promptly pay all fees and costs of the Bank in connection with this Agreement including the reasonable fees and costs of Bank counsel.

14. This Agreement may be signed in any number of counterpart copies and by the parties to this Agreement on separate counterparts, but all such copies shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart. Any party so executing this Agreement by facsimile transmission shall promptly deliver a manually executed counterpart, provided that any failure to do so shall not affect the validity of the counterpart executed by facsimile transmission. This Agreement will be binding upon and inure to the benefit of the Borrower and the Bank and their respective successors and assigns.

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Signatures on Separate Page

IN WITNESS WHEREOF, Borrower and Bank, on the day and year first written above, have caused this Agreement to be executed under seal.

WITNESS/ATTEST:	Wachovia Bank, National Association

/s/ Harry E. Ellis	/s/ Jeanette A. Griffin
Name: Jeanette A. Griffin
Title: Senior Vice President

WITNESS/ATTEST:	Cybex International, Inc.

/s/ Rebecca Price	/s/ Arthur W. Hicks, Jr.
Name: Arthur W. Hicks, Jr.
Title: President

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